As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8
____________________
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________
PACTIV EVERGREEN INC.
(Exact name of registrant as specified in its charter)
Delaware		88-0927268
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)
1900 W. Field Court
Lake Forest, Illinois 60045
Telephone: (800) 879-5067
Facsimile: (847) 482-7742
(Address of Principal Executive Offices, Including Zip Code)
____________________

Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan

(Full title of the plan)

Chandra J. Mitchell

Chief Legal Officer and Secretary

1900 W. Field Court

Lake Forest, Illinois 60045

Telephone: (847) 482-2000

(Name, address and telephone number, including area code, of agent for service)

____________________

With a copy to:

Sean Donahue

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On September 17, 2020, Pactiv Evergreen Inc. (the “Registrant”) filed a Registration Statement (No. 333-248859) on Form S-8 (the “Initial S-8”) with the Securities and Exchange Commission (the “Commission”) to register shares (“Shares”) of common stock, par value $0.001 per share, of the Registrant under the Registrant’s Equity Incentive Plan (the “Plan”). On June 5, 2024, the Registrant’s stockholders adopted an amendment and restatement of the Plan (such amended and restated Plan, the “Amended Plan”) that, among other things, increased the number of Shares available for grant and issuance under the Plan by 3,000,000 Shares. Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) registers such additional Shares under the Amended Plan. The contents of the Initial S-8 are incorporated by reference into this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The second paragraph of Item 6 of the Initial S-8, as incorporated herein by reference, is amended and restated to read as follows:

“Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director or officer of the corporation to the corporation or its stockholders for monetary damages for violations of the director’s or officer’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases, redemptions or other distributions) or (iv) for any transaction from which a director or officer derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides for these limitations of liability.”

Item 8. Exhibits.

			Incorporated by Reference
Exhibit	Exhibit Title	Filed Here-with?	Form	Exhibit No.	Date Filed
4.1	Amended and Restated Certificate of Incorporation of the Registrant and Certificate of Amendment thereto.		10-Q	3.1	July 31, 2024
4.2	Amended and Restated Bylaws of the Registrant.		8-K	3.2	Sept. 21, 2020
5.1	Opinion of Paul Hastings LLP.	X
23.1	Consent of PricewaterhouseCoopers LLP.	X
23.2	Consent of Paul Hastings (included in Exhibit 5.1).	X
24.1	Power of Attorney (included in signature page hereto).	X
99.1	Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan.		8-K	10.1	June 7, 2024
107.1	Filing Fee Table.	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on July 31, 2024.

PACTIV EVERGREEN INC.

Date: July 31, 2024	By:	/s/ Michael J. King
Michael J. King
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jonathan H. Baksht and Chandra J. Mitchell, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michael J. King	President and Chief Executive Officer and Director (principal executive officer)	July 31, 2024
Michael J. King

/s/ Jonathan H. Baksht	Chief Financial Officer (principal financial officer and principal accounting officer)	July 31, 2024
Jonathan H. Baksht

/s/ LeighAnne G. Baker	Chair of the Board of Directors	July 31, 2024
LeighAnne G. Baker

/s/ Duncan J. Hawkesby	Director	July 31, 2024
Duncan J. Hawkesby

/s/ Allen P. Hugli	Director	July 31, 2024
Allen P. Hugli

/s/ Linda K. Massman	Director	July 31, 2024
Linda K. Massman

/s/ Rolf Stangl	Director	July 31, 2024
Rolf Stangl

/s/ Felicia D. Thornton	Director	July 31, 2024
Felicia D. Thornton